                                                                    EXHIBIT 99d


                            MANAGEMENT COMPENSATION

        The following table sets forth the types and estimates of the amounts of all fees, compensation, income, distributions and other payments that the General Partners and their Affiliates will or may receive in connection with the operations of the Partnership. SUCH FEES, COMPENSATION, INCOME, DISTRIBUTIONS AND OTHER PAYMENTS WERE NOT DETERMINED BY ARM'S-LENGTH BARGAINING. See "Conflicts of Interest."


                        Entity Receiving         Method of Determination
Form of Compensation      Compensation         and Estimated Dollar Amount
--------------------    ----------------       ---------------------------

                                 Offering Stage
Selling Commissions     Murray Securities      Up to $8 per Interest sold,
                          Corporation(1)        reduced for purchases by one
                                                investor of more than 1,000
                                                Interests and for purchases
                                                by officers, directors,
                                                partners, employees or
                                                Affiliates of the General
                                                Partners or their Affiliates.
                                                Actual amount depends upon
                                                number of Interests sold but
                                                could be $2,400,000 if 300,000
                                                Interests are sold or
                                                $4,000,000 if 500,000 Interests
                                                are sold.(2)

Dealer Manager Fee      Murray Securities      Up to $2 per Interest sold,
                         Corporation(1)         reduced for purchases by
                                                officers, directors, partners,
                                                employees or Affiliates of the
                                                General Partners or their
                                                Affiliates. Actual amount
                                                depends upon number of
                                                Interests sold but could be
                                                $600,000 if 300,000 Interests
                                                are sold or $1,000,000 if
                                                500,000 Interests are sold.(2)

Reimbursement of        MRI or its Affiliates  Actual out-of-pocket
 Organizational                                 Organizational and Offering
 Offering Expenses(3)                           Expenses, including accounting,
                                                legal, printing, registration
                                                fees, etc.

                               Acquisition Stage
Reimbursement of        Murray Properties      Actual costs incurred in
 Acquisition and         Company or its         acquiring and holding
 Holding Costs(4)        Affiliates             properties prior to their
                                                acquisition by the Partnership.
                                                Dollar amount is not
                                                determinable at this time.(5)

Title Insurance         Dallas Title Company   A portion of the premium paid for
 Commissions(6)          or Texas Title         title insurance upon acquisition
                         Company(7)             of a property. The premium in
                                                Texas is fixed by the State.
                                                Dollar amount is not determinable
                                                at this time.(5)

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

                        Entity Receiving         Method of Determination
Form of Compensation     Compensation          and Estimated Dollar Amount
--------------------    ----------------       ---------------------------

                               Operational Stage
Property Management     Murray Management      For its management services,
Fees                     Corporation(8)         an amount not to exceed the
                                                lesser of (i) in the case of
                                                apartment complexes, 5% of
                                                gross revenues, in the case
                                                of shopping centers, office
                                                buildings and office/showroom
                                                centers, 6% of gross revenues
                                                (or 3% if leasing performed
                                                by third parties) and in the
                                                case of shopping centers,
                                                office buildings and office/
                                                showroom centers which are
                                                leased on a long-term (ten or
                                                more years) net (or similar)
                                                basis, 1% of gross revenues
                                                or (ii) the amount customarily
                                                charged in arm's-length
                                                transactions by others
                                                rendering comparable services
                                                in the locality where the
                                                property is located, considering
                                                the size and type of each such
                                                property. In addition, Murray
                                                Management Corporation will be
                                                reimbursed for the actual
                                                costs of on-site personnel
                                                engaged in the management,
                                                leasing and maintenance of the
                                                property of the Partnership.
                                                Dollar amount is not
                                                determinable at this time.(5)

Reimbursement of        MRI or its Affiliates  Actual cost of goods and
 Partnership                                    materials used for and by the
 Operational                                    Partnership and obtained from
 Expenses(9)                                    an entity not affiliated with
                                                a General Partner or an
                                                Affiliate of the General
                                                Partners and certain
                                                administrative services. Dollar
                                                amount is not determinable
                                                at this time.(5)

Casualty Insurance      Murray General         A portion of the premiums paid
 Commissions             Agency, Inc.(10)       for casualty insurance. The
                                                cost of the insurance cannot
                                                exceed the lower quote for
                                                comparable terms and
                                                coverage from two independent
                                                brokers. Dollar amount is not
                                                determinable at this time.(5)

Partnership             Murray Savings         The excess of Murray Savings
 Administrative          Association(11)        Association's rate of return
 Account and                                    on the Partnership funds in
 Property Operating                             such accounts over the interest
 Accounts                                       rate paid to the Partnership
                                                on such accounts. Dollar
                                                amount is not determinable at
                                                this time.(5)

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

                        Entity Receiving         Method of Determination
Form of Compensation     Compensation          and Estimated Dollar Amount
--------------------    ----------------       ---------------------------
Interest and Other      A General Partner or   An amount not in excess of the
 Financing Charges       an Affiliate of the    amounts that would be charged
 or Fees                 General Partners(12)   by unrelated lending
                                                institutions on comparable
                                                loans for the same purpose and
                                                in the same locality but never
                                                in excess of 2% over the prime
                                                rate of MBank Dallas, N.A.,
                                                Dallas, Texas. Dollar amount is
                                                not determinable at this
                                                time.(5)

Distributive Share of    Crozier Partners and  Crozier Partners will receive
 Cash Distributions       MRI(14)               2% of all Cash Distributions
 from Operations(13)                            from Operations. MRI will
                                                receive 8% of all Cash
                                                Distributions from Operations,
                                                subject to the Limited Partners
                                                having received a noncumulative
                                                annual cash return equal to
                                                7% of their Average Annual
                                                Unreturned Invested Capital,
                                                calculated from the Initial
                                                Closing Date. Dollar amount
                                                is not determinable at this
                                                time.(5)
                               Liquidation Stage

Real Estate             Crozier Partners or    An amount not to exceed the
 Commissions             its Affiliates;        lesser of (i) 50% of the
                         MRI or its             competitive real estate
                         Affiliates(14)(15)     commission or (ii) 3% of the
                                                sales price of the property,
                                                provided that all real estate
                                                commissions or similar fees
                                                paid to all persons shall not
                                                exceed the lesser of the
                                                competitive real estate
                                                commission or 6% of the sales
                                                price of the property. Such
                                                commissions will be payable
                                                only after Limited Partners
                                                have been returned their
                                                Original Invested Capital from
                                                Cash Distributions from Sales
                                                or Refinancings, plus their
                                                Preferred Return from either
                                                Cash Distributions from
                                                Operations or Cash Distributions
                                                from Sales or Refinancings.
                                                Dollar amount is not
                                                determinable at this time.(5)

Title Insurance         Dallas Title Company   A portion of the premiums paid
 Commissions             or Texas Title         for title insurance upon sale,
                         Company(7)             financing or refinancing of a
                                                property if such title
                                                insurance is provided by Dallas
                                                Title Company or Texas Title
                                                Company. The premium in Texas
                                                is fixed by the State. Dollar
                                                amount is not determinable
                                                at this time.(5)

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

                        Entity Receiving        Method of Determination
Form of Compensation     Compensation          and Estimated Dollar Amount
--------------------    ----------------       ---------------------------

Distributive Share      Crozier Partners       Crozier Partners will receive
 of Cash                 and MRI(14)            1% of all Cash Distributions
 Distributions from                             from Sales or Refinancings.
 Sales or                                       The remaining 99% shall be
 Refinancings(13)(16)                           allocated (a) first, to the
                                                Limited Partners until they
                                                have been returned their
                                                Original Invested Capital
                                                from Cash Distributions from
                                                Sales or Refinancings, plus
                                                their Preferred Return from
                                                either Cash Distributions
                                                from Operations or Cash
                                                Distributions from Sales or
                                                Refinancings, (b) then, to
                                                MRI in an amount equal to any
                                                unpaid Cash Distributions
                                                from Operations subordinated
                                                to the Limited Partners' 7%
                                                noncumulative annual return
                                                and (c) thereafter, the
                                                remainder shall be allocated
                                                85% to the Limited Partners
                                                and 15% to the General Partners.
                                                See "Income and Losses and
                                                Cash Distributions." Dollar
                                                amount is not determinable
                                                at this time.(5)

--------------------
(1) The Dealer Manager may authorize certain other broker-dealers who are members of the National Association of Securities Dealers, Inc., to sell Interests on a "best efforts" basis. In the event of sales by such other broker-dealers, the Dealer Manager has advised the Partnership that the Dealer Manager will reallow to such other broker-dealers all or a portion of the selling commissions with respect to such sales. Such other broker-dealers, together with the Dealer Manager, may also be reimbursed up to an additional 1/2% of gross offering proceeds in connection with their due diligence activities.

(2) See "The Offering" for a discussion of the rebate of selling commissions payable with respect to sales to one purchaser of more than 1,000 Interests and the rebate of selling commissions and the dealer manager fee with respect to sales to officers, directors, partners, employees or Affiliates of the General Partners or their Affiliates.

(3)     For nonleveraged programs such as the Partnership, the NASAA
        Guidelines require that, at a minimum, 82% of the Limited Partners' capital contributions be committed to investment in properties. Investment in properties, as defined under the NASAA Guidelines, is the amount of capital contributions actually paid or allocated to the purchase, development, construction or improvement of properties acquired by the Partnership (including the purchase of properties, working capital reserves not in excess of 5% of gross offering proceeds and other cash payments such as interest and taxes but excluding front-end fees, defined as fees and expenses paid by any party for any services rendered during the Partnership's organizational or acquisition phase including organization and offering expenses, acquisition fees, acquisition expenses and any other similar fees, however designated). The remaining capital contributions not invested in properties are available for the payment of Organizational and Offering Expenses, selling commissions, acquisition fees and acquisition expenses. Acquisition fees for this purpose shall be the total of all fees and commissions paid by any party in connection with the purchase or development of property by the Partnership, including real estate commissions, acquisition fees, selection fees, development fees, nonrecurring management fees, or any fees of a similar nature,

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

        however designated, but excluding a development fee paid to a person not affiliated with the General Partners or their Affiliates in connection with actual development of property after acquisition by the Partnership. Acquisition expenses for this purpose include, but are not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, loan commitment and loan fees ("points"), nonrefundable option payments on properties not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired. The Partnership will acquire its properties on an unleveraged basis. In addition, the Partnership will not pay any acquisition fees to the General Partners or their Affiliates and the total of acquisition fees to unaffiliated parties and acquisition expenses will not exceed 1% of the Limited Partners' capital contributions. Based on those assumptions and assuming the sale of 300,000 Interests with Organizational and Offering Expenses, selling commissions and the dealer manager fee equal to 13.0% of the Limited Partners' capital contributions, the amount that would be invested in properties would be equal to 86.0% of such contributions. The amount invested in Partnership properties will comply with the NASAA Guidelines limitations set forth above.

(4) An Affiliate of the General Partners may purchase property in its own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property or any other purpose related to the business of the Partnership. In such event, such Affiliate may be reimbursed for its costs incurred in acquiring and holding such real property prior to the acquisition of such property by the Partnership. Such costs will consist of the price paid by such Affiliate for such property, plus the amount of any net cash flow deficit or minus the amount of any net cash flow surplus incurred by such Affiliate during its ownership and operation of such property.

(5) Any prediction of such dollar amount would necessarily involve assumptions of future events that cannot be determined at this time.

(6) To the extent a seller of property to the Partnership sets the sales price at a level sufficient to cover the premium for title insurance, the Partnership, if effect, will pay the premium in the purchase price of the property.

(7) The Partnership has entered into nonexclusive contracts with Dallas Title Company and Texas Title Company, Affiliates of the General Partners, pursuant to which each has agreed that, upon the request of the Partnership, it will handle the closing of purchases, sales, financings or refinancings by the Partnership of properties situated in Texas and will cause to be issued title insurance policies on such properties. Either of such title insurance agencies may receive a portion of the commission on premiums paid for title insurance by the Partnership or by a seller of real property to the Partnership. In Texas, title insurance premiums and the policy forms are prescribed by the State. Each contract provides that if such title insurance agency does not derive, in any calendar year, at least 75% if its gross income from persons or entities not affiliated with a General Partner, that agency's contract will terminate upon the earlier of 60 days after the end of the calendar year or as soon as the Partnership can arrange for another person or entity to perform such services. Each contract also provides that it may be terminated by either party, without penalty, on 60 days' prior written notice and that such title insurance agency shall not render services or receive title insurance commissions in connection with the reinvestment of any proceeds from a sale or refinancing of Partnership properties.

(8) The Partnership has entered into an agreement with Murray Management Corporation, an Affiliate of the General Partners, pursuant to which Murray Management Corporation will be responsible for the management of each property and the collection of its rental income, for which services it will receive a monthly Property Management Fee. This Property Management Fee is payable for professional supervisory management services undertaken in connection with the operation of the Partnership's properties. In the case of apartment complexes, such fee shall include all leasing and releasing fees and bonuses, and leasing-related services. In the case of shopping centers, office buildings and office/showroom centers, where Murray Management Corporation is not responsible for leasing, re-leasing and leasing-related services with respect to the property, its fee shall not exceed 3% of gross revenues. Notwithstanding the foregoing, a separate competitive fee may be paid for the one-time initial lease-up of a newly constructed property if such service is not included in the purchase price of the property, provided that such fee shall not exceed the lesser of cost or 90% of the competitive price that would be charged by unaffiliated persons rendering similar services in the same or comparable geographic location. In the case of shopping centers, office buildings and office/ showroom centers which are leased on a long-term net (or similar) basis, a one-time initial leasing fee of 3% of gross revenues may be taken on each lease payable over the first five full years of the original term of the lease. Murray Management Corporation shall pay from the Property Management Fee, and not as an expense of the Partnership, the expenses of rendering supervisory property management services; provided, however, that the wages and expenses of on-site personnel engaged in the management, leasing and maintenance of the Partnership's properties and personnel, supplies, repairs, furniture and equipment costs and other costs directly attributable to the Partnership's property operations shall be deemed to be property operating expenses and as such shall be borne by the Partnership by reimbursement to Murray Management Corporation. Wages and other actual expenses of personnel may be allocated between properties of the Partnership and other properties managed by Murray Management Corporation if such properties are owned by (i) a public or private program sponsored by the General Partners or their Affiliates or any joint venture in which a General Partner or an Affiliate is a party or (ii) an unaffiliated third party. Murray Management Corporation has the right to subcontract to third parties a portion or all of the management services to be rendered by it with respect to any particular property, provided that (a) Murray Management Corporation shall at all times remain responsible for the management of such property, (b) the Partnership shall not be required to pay for duplicative services and (c) the aggregate cost to the Partnership will not exceed the amount which would be customarily charged in arm's-length transactions by others rendering similar services in the locality where the property is located, considering the size and type of each such property, if only one entity had provided all such services. The agreement between the Partnership and Murray Management Corporation may be terminated by either party, without penalty, on 60 days' prior written notice.

(9) Except as set forth below, reimbursements to a General Partner or an Affiliate of a General Partner shall not be allowed. A General Partner or an Affiliate of a General Partner may be reimbursed for: (a) the actual cost of goods and materials used for or by the Partnership and obtained from an entity not affiliated with a General Partner or an Affiliate of a General Partner; and (b) the lesser of the cost or 90% of the competitive price charged by unaffiliated parties for (i) salaries and related salary expenses for services that could be performed directly for the Partnership by independent parties, including legal, accounting, transfer agent, data processing, duplicating and administration of investor accounts and (ii) Partnership reports and communications to investors. All such transactions shall be pursuant to the terms of a written contract between the Partnership and such General Partner or Affiliate which precisely describes the services to be rendered or the goods or materials to be provided and the compensation therefor. No reimbursement shall be permitted for services for which the General Partners or Affiliates receive a separate fee or for (i) salaries, related salary expenses, traveling expenses, and other administrative items which are incurred by any Controlling Person or which are not directly attributable to the rendering of reimbursable services to the Partnership and (ii) any indirect expenses incurred in performing services for the Partnership, such as rent or depreciation, utilities, capital equipment, and other administrative items. "Controlling Person" for this purpose shall mean any person, regardless of title, who performs executive or senior management functions for the General Partners or Affiliates similar to those of directors, executive management and senior management, or any person who either holds 5% or more equity interest in the General Partners or Affiliates or has the power to direct or cause the direction of the General Partners or Affiliates, whether through the ownership of voting securities, by contract, or otherwise, or, in the absence of a specific role or title, any person having the power to direct or cause the direction of the management level employees and policies of the General Partners or

        Affiliates. It is not intended that every person who carries a title such as vice president, senior vice president, secretary or treasurer be included in the definition of Controlling Person. In no event shall any amount charged to the Partnership as a reimbursable expense by the General Partners exceed the lesser of the actual cost of such services or 90% of the amount which the Partnership would be required to pay to independent parties for comparable services. "Costs" for purposes of this paragraph shall include the price of goods and materials paid to independent third parties, and direct costs incurred by the General Partners or their Affiliates in the transactions including overhead directly attributable to the transaction but excluding general or administrative overhead. Notwithstanding the foregoing, reimbursements are also allowable for certain organizational and offering expenses and for the actual costs of on-site personnel engaged in the management, leasing and maintenance of the property of the Partnership as provided in note (8) above.

(10) The Partnership has entered into a nonexclusive contract with Murray Insurance Agency, Inc., an Affiliate of the General Partners, pursuant to which, upon the request of the Partnership, such agency will endeavor to obtain fire, casualty, or similar insurance on the properties of the Partnership. Any commission on any casualty insurance brokered by it will not exceed the amount customarily received by it from the brokerage of comparable policies for unaffiliated persons. Before such agency brokers any fire, casualty or similar insurance on any property of the Partnership, quotes must have been received from two unaffiliated insurance brokers for coverage and terms comparable to that proposed to be provided by such agency. No insurance will be brokered by the Partnership through such agency unless the cost of such insurance will be no greater than the lower quote of the two unaffiliated insurance agencies. The contract with Murray Insurance Agency, Inc., provides that if such agency does not derive at least 75% of its gross income from business done with persons or entities not affiliated with a General Partner, that agency's contract will terminate upon the earlier of 60 days after the end of the calendar year or as soon as the Partnership can arrange for another person or entity to perform such services. The contract also provides that it may be terminated by either party, without penalty, on 60 days' prior written notice.
        Murray General Agency, Inc., an Affiliate of the General Partners, will receive commissions on insurance premiums paid through Murray Insurance Agency, Inc., by virtue of contractual arrangements between it and Murray Insurance Agency, Inc.

(11) The General Partners may open and maintain an interest-bearing Partnership administrative account and property operating accounts at Murray Savings Association, a stock association organized under the Texas Savings and Loan Act. Murray Savings Association is a wholly-owned subsidiary of Murray Financial Corporation, an Affiliate of the General Partners. Such accounts are insured up to a maximum of $100,000 in the aggregate by the Federal Savings and Loan Insurance Corporation ("FSLIC"). The General Partners will not permit the balance of such accounts to exceed the maximum amount insured by the FSLIC. Murray Savings Association may receive indirect compensation to the extent that Murray Savings Association's rate of return on the Partnership funds in such accounts exceeds the interest rate paid to the Partnership on such accounts. The Partnership will receive an interest rate competitive with similar accounts at unrelated institutions and will not be charged any servicing fees on the accounts.

(12) It is not contemplated that a General Partner or any Affiliate of a General Partner will make a loan to the Partnership, but the Partnership Agreement permits a General Partner or any Affiliate of a General Partner to make a loan to the Partnership if the interest and other financing charges or fees on any such loan are not in excess of the amounts which would be charged by unaffiliated lending institutions on comparable loans for the same purpose in the same locality but not in excess of 2% over the prime rate of MBank Dallas, N.A. Any financing charges or fees on any loan to the Partnership by a General Partner or an Affiliate of a General Partner will be only those incurred by such General Partner or Affiliate in connection with the making of such loan. Neither a General Partner nor an Affiliate of a General Partner will make a profit from the Partnership's payment of financing charges or fees. No property of the Partnership shall secure

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
        any loan made to the Partnership by a General Partner or an Affiliate of a General Partner if, at the inception of the loan, any payment of principal or interest is to be made more than two years after the date of the loan. No loans, secured or unsecured, may be made to the Partnership by a General Partner or an Affiliate of a General Partner if at the inception of the loan any payment of principal or interest is to be made more than three years after the date of the loan.

(13) For a discussion of Cash Distributions from Operations and Cash Distributions from Sales or Refinancings, see "Income and Losses and Cash Distributions."

(14) Crozier Partners was formed as of December 19, 1985, under The Texas Uniform Limited Partnership Act with Jack E. Crozier as the general partner and Fulton Murray, individually, Fulton Murray in his capacity as Trustee of the Beverly Murray Wilson Trust and Fulton Murray and RepublicBank Dallas, N.A., in their capacities as Trustees of a trust created under the Will of Owen M. Murray, Deceased, as the limited partners.

(15) Real estate commissions are payable to the General Partners or their Affiliates only if such General Partner or Affiliate provides a substantial amount of the services in the sales effort. All real estate commissions payable to the General Partners or their Affiliates for services in connection with sales of properties of the Partnership shall be cumulative but shall be paid only after the Limited Partners have been returned their Original Invested Capital from Cash Distributions from Sales or Refinancings, plus their Preferred Return. If an unaffiliated broker participates in the sale of a Partnership property, the subordination requirement will apply only to the commission, if any, earned by the General Partners or their Affiliates. The total of all real estate commissions payable to all parties in connection with the sale of a Partnership property shall not exceed the lesser of a competitive real estate commission which is reasonable, customary and competitive in light of the size, type and location of the property or 6% of the sales price of the property. Real estate commissions payable to the General Partners or their Affiliates will be allocated one-third to Crozier Partners or its Affiliates and two-thirds to MRI or its Affiliates.

(16) Cash Distributions from Sales or Refinancings payable to the General Partners (other than the 1% of Cash Distributions from Sales or Refinancings payable to Crozier Partners) will be allocated one-third to Crozier Partners and two-thirds to MRI.

                             CONFLICTS OF INTEREST

        The General Partners are subject to various conflicts of interest because of other activities and entities in which they have a direct or indirect financial interest. This Prospectus attempts to highlight those conflicts of interest but a potential investor should be aware that because of future activities or circumstances not now foreseen, the listing herein may not be complete. The General Partners, having the exclusive authority to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership, will seek to resolve any matter involving a conflict of interest in a manner which, in their best judgment, is fair and reasonable to the Partnership.

        Murray Realty Investors IX, Inc., a General Partner, is a wholly-owned subsidiary of Murray Realty Investors, Inc., which is a wholly-owned subsidiary of Murray Properties Company. Murray Properties Company is a wholly-owned subsidiary of Murray Financial Corporation. The general partner of Crozier Partners IX, Ltd., a General Partner, is Jack E. Crozier, and the limited partners are Fulton Murray, individually, Fulton Murray in his capacity as Trustee of the Beverly Murray Wilson Trust and Fulton Murray and RepublicBank Dallas, N.A. in their capacities as Trustees of a trust created under the Will of Owen M. Murray, Deceased. Jack E. Crozier owns approximately 11% of the outstanding stock and is the President of Murray Financial Corporation and is an officer and director of substantially all Affiliates of Murray Financial Corporation. Fulton Murray, members of his family and trusts for their benefit own the remaining outstanding stock of Murray Financial Corporation. Mr. Murray is the Chairman of the Board and Chief Executive Officer and a director of Murray Financial Corporation and is an officer and director of substantially all Affiliates of Murray Financial Corporation. Murray Financial Corporation is engaged, directly or through subsidiaries, in various real estate

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